Exhibit 99.1

American Southwest Music Distribution and Ultimate Sports Entertainment Terminate Merger Agreement

Hollywood, CA (July 11, 2008) – American Southwest Music Distribution, Inc. (OTCBB: ASWD) today announced that Ultimate Sports Entertainment, Inc. of Las Vegas has terminated its merger agreement with American Southwest.  The Company has accepted the resignation of Matt Rose as CEO effective immediately and named Chris Lotito to the Board of Directors.

The original Merger Agreement called for completion of the transaction by May 2, 2008 but had been extended by both sides to allow for the completion of due diligence and SEC filings.  To date, American Southwest has not completed the required filings nor has the prior American Southwest management provided access to its corporate books and financial records.

“We did everything in our power to make this merger a success, including my taking the position as President and CEO of American Southwest”, said Matt Rose. “Without the cooperation of those who agreed to move forward with the merger in the first place, we were left with no option but to terminate our agreement and now begin the task to find another OTCBB company in order to complete our financing. We at Ultimate Sports wish the shareholders of American Southwest nothing but the best.”

About American Southwest Music Distribution, Inc.: American Southwest Music Distribution, Inc. (www.aswmd.com) is a publicly traded company in a niche market in the production, marketing and distribution of fresh musical talent via traditional and nontraditional vehicles.

Disclaimer: The Company relies upon the Safe Harbor Laws of 1933, 1934 and 1995 for all public news releases. Statements, which are not historical facts, are forward-looking statements. The company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors. Factors which could cause actual results to differ materially from those estimated by the company include, but are not limited to, government regulation; managing and maintaining growth; the effect of adverse publicity; litigation; competition; and other factors which may be identified from time to time in the company's public announcements.

Contact:

American Southwest Music Distribution, Inc.

Chris Lotito

714-983-1404